Exhibit 10.1

Execution Copy

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of April 19, 2017, among Ecology and Environment, Inc., a New York corporation (the “Company”), on the one hand, and Mill Road Capital II, L.P., a Delaware limited liability partnership, Mill Road Capital II GP LLC, a Delaware limited liability company, Mill Road Capital Management LLC, a Delaware limited liability company, and Justin C. Jacobs (collectively, “Mill Road”), on the other hand. The Company and Mill Road are each referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Mill Road is a shareholder of the Company and submitted a nomination letter to the Company on October 27, 2016 (the “Nomination Letter”) nominating two (2) director candidates to be elected to the Board of Directors of the Company (the “Board”) at the 2017 annual meeting of shareholders of the Company (the “2017 Annual Meeting”) and has taken certain actions in furtherance thereof;

WHEREAS, as of the date hereof, Mill Road beneficially owns, in the aggregate, 463,072 shares of Class A common stock of the Company, $0.01 par value per share (“Class A Common Stock” and, together with the Class B common stock of the Company, par value $0.01 per share, the “Common Stock”), or approximately 15.43% of the Class A Common Stock issued and outstanding on the date hereof (“Mill Road’s Ownership”); and

WHEREAS, the Company and Mill Road have determined to come to an agreement with respect to the 2017 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. 2017 Annual Meeting and Related Matters.

(a) Each Party agrees to cease any solicitation of proxies in respect of the 2017 Annual Meeting. The Company shall hold the 2017 Annual Meeting as scheduled on April 20, 2017. The only proposals submitted to the shareholders of the Company at the 2017 Annual Meeting shall be the proposals set forth in the Company’s notice of annual meeting dated March 7, 2017 (the “2017 Annual Meeting Proposals”).

(b) The Company agrees to take all necessary action so that Justin C. Jacobs and Michael El-Hillow (each a “Mill Road Designee” and together, the “Mill Road Designees”) will be elected as directors of the holders of Class A Common Stock (“Class A Directors”) at the 2017 Annual Meeting.

(c) The Company agrees that Mr. El Hillow shall be appointed as a member of the Board’s audit committee and Mr. Jacobs shall be appointed as a member of the Board’s governance, nominating and compensation committee; provided, however, that each of the Mill

Road Designees is and continues to remain eligible to serve in his respective capacity pursuant to applicable law and the rules of NASDAQ.

2. Voting.

(a) With respect of the 2017 Annual Meeting, with the exception of the election of Class A Directors, Mill Road shall be required to appear in person or by proxy at the and vote all shares of Common Stock beneficially owned by Mill Road at such Shareholder Meeting in accordance with the Board’s recommendations with respect to each of the 2017 Annual Meeting Proposals. With respect to any other Shareholder Meeting, from the period beginning on the date hereof and until the Termination Date (the “Cooperation Period”), Mill Road shall be required to appear in person or by proxy at such Shareholder Meeting and vote all shares of Common Stock beneficially owned by Mill Road at such Shareholder Meeting in accordance with the Board’s recommendations with respect to each election of directors and any other proposal submitted to the shareholders of the Company if both Mill Road Designees vote in favor of such proposal in their capacity as directors of the Board.

(b) During the Cooperation Period, Mill Road shall not execute any proxy card, consent, consent revocation or voting instruction form in respect of any Shareholder Meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board. Mill Road agrees that it shall not, and that it shall not permit any of its Affiliates and Associates to, directly or indirectly, take any action inconsistent with this Section 2; provided, however, nothing in this Section 2(b) shall be deemed to prevent Mill Road from voting all shares of Common Stock beneficially owned by Mill Road as expressly permitted under
Section 2(a).

3. Standstill. During the Cooperation Period, without the prior written consent of the Board, Mill Road shall not, and shall cause its Affiliates and Associates under its control not to, directly or indirectly:

(a) (i) nominate or recommend for nomination a person for election at any Shareholder Meeting at which directors of the Board are to be elected; (ii) initiate, encourage or participate in any solicitation of proxies in respect of any election contest with respect to the Company’s directors; (iii) submit any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies in respect of any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting; or (v) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Shareholder Meeting or any solicitation of written consents of shareholders; provided, however, that nothing in this Section 3 shall restrict Mill Road from privately identifying any candidates that the Board may consider adding to fill any vacancies that may arise from time to time on the Board, whether through the resignation of any member of the Board or otherwise, as long as such actions do not create a public disclosure obligation for Mill Road;

(b) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities of the Company, except that this Agreement shall not prohibit Mill Road from acquiring additional shares of Class A Common Stock in excess of the greater of (i) 17.5% of the Company’s outstanding Class A Common Stock or (ii) 525,167 shares of Class A Common Stock;

(c) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any swap or hedging transactions or otherwise) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(d) form, join or in any way participate in any group with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors or any shareholder proposal or other business brought before any Shareholder Meeting;

(e) deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(f) seek, alone or in concert with others, to amend any provision of the Company’s Restated Certificate of Incorporation or Restated By-laws;

(g) demand or make a request for an inspection of the Company’s books and records;

(h) communicate with shareholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(i) (i) make any offer or proposal (with or without conditions) with respect to (A) any merger, acquisition, recapitalization, restructuring, disposition or other business combination, involving Mill Road or its Affiliates or Associates and the Company, and/or (B) any of the assets or business of the Company or its Affiliates or any rights or options to acquire any such assets or business from any person, (ii) solicit a third party to make an offer or proposal (with or without conditions a “Third Party Transaction”) with respect to (A) any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, and/or (B) any of the assets or business of the Company or its Affiliates or any rights or options to acquire any such assets or business from any person, or publicly encourage, initiate or support any third party in making such an offer or proposal, or (iii) publicly comment on any proposal regarding any Third Party Transaction; provided, however, the restrictions in this Section 3 shall not apply to Mill Road or its Affiliates and Associates (and no further action by the Company shall be required to terminate such restrictions) in response to (A) a public offer by a third party to effect a Third Party Transaction; (B) the public announcement of the entering into an agreement or arrangement by the Company with any third party to effect a Third Party Transaction; or (C) the public recommendation of the Board of a Third Party Transaction; and provided, further, that nothing in this Section 3 shall restrict Mill Road from privately making any such offer or proposal to the Board as long as such actions do not create a public disclosure obligation for Mill Road;

(j) enter into any negotiations, agreements or understandings with any third party with respect to the foregoing, or encourage or seek to persuade any third party to take any action with respect to any of the foregoing, or otherwise take or cause any action materially inconsistent with any of the foregoing; or

(k) take any action challenging the validity or enforceability of this Section 3 or this Agreement, or publicly make or in any way advance publicly any request or proposal that the Company or Board amends, modifies or waives any provision of this Agreement.

Nothing in this Agreement shall be deemed to limit the ability of any Mill Road Designee to exercise his fiduciary duties under law solely in his capacity as a director of the Company.

4. No Litigation. During the Cooperation Period:

(a) Mill Road covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court (collectively, “Legal Proceeding”) against the Company or any of its Representatives in respect of actions or circumstances that occurred prior to the date of this Agreement, except for any Legal Proceeding initiated to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent Mill Road or its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, Mill Road or any of its Representatives; provided, further, that in the event Mill Road or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the Company.

(b) The Company covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any Legal Proceeding against Mill Road or any of its Representatives in respect of actions or circumstances that occurred prior to the date of this Agreement, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the Company or any of its Representatives; provided, further, that in the event the Company or any of its Representatives receives such Legal Requirement, the Company shall give prompt written notice of such Legal Requirement to Mill Road.

5. Mutual Releases.

(a) Each of the members of Mill Road, on behalf of itself or himself, and its or his respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns,

subsidiaries, principals, directors, officers, insurers, Associates and Affiliates (the “Mill Road Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to pursue or further any Legal Proceeding against, the Company or its successors, predecessors, assigns, subsidiaries, principals, directors, officers, director candidates, insurers, Associates and Affiliates (the “Company Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, that all or any of the Mill Road Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, from the beginning of time to the date of this Agreement; provided, however, that the foregoing release shall not release any rights or duties under this Agreement or any claims or causes of action that the Mill Road Releasors may have for the breach or enforcement of any provision of this Agreement.

(b) The Company on behalf of itself and its successors, predecessors, assigns, subsidiaries, principals, directors, officers, director candidates, insurers, Associates and Affiliates (the “Company Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to pursue or further any Legal Proceeding against, any of the members of Mill Road or its or his respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, subsidiaries, principals, directors, officers, insurers, Associates and Affiliates (the “Mill Road Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, that all or any of the Company Releasors have, had or may have against the Mill Road Releasees, or any of them, of any kind, nature or type whatsoever, from the beginning of time to the date of this Agreement; provided, however, that the foregoing release shall not release any rights or duties under this Agreement or any claims or causes of action that the Company Releasors may have for the breach or enforcement of any provision of this Agreement.

(c) Each Party hereto represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the Parties hereto represents and warrants that neither it nor any assignee has filed any lawsuit against any other Party.

(d) Each Party hereto waives any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) that may have the effect of limiting the releases in this Section 5. Without limiting the generality of the foregoing, each Party hereto acknowledges that there is a risk that the damages and costs that it believes it has suffered or will suffer may turn out to be other than or greater than those now known, suspected or believed to be true. Facts on which each Party hereto has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. Each Party hereto acknowledges that in entering into this Agreement, it has expressed that it agrees to accept the risk of any such possible unknown damages, claims, facts, demands, actions and causes of action. Each Party hereto acknowledges and agrees that the releases and covenants provided for in this Section 5 are binding, unconditional and final as of the date hereof.

6. Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Cooperation Period, neither it nor any of its respective Representatives, agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way make any public statement that constitutes or would reasonably be expected to constitute an ad hominem on or otherwise disparages, calls into disrepute or otherwise defames or slanders the Other Party or such Other Party’s Representatives, subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services.

7. Press Release and SEC Filings.

(a) No later than one (1) Business Day following the execution of this Agreement, the Company and Mill Road shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Mill Road shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the Other Party. During the Cooperation Period, neither the Company nor Mill Road shall make any public announcement or statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or applicable stock exchange listing rules or with the prior written consent of the Other Party and otherwise in accordance with this Agreement.

(b) No later than two (2) Business Days following the execution of this Agreement, Mill Road shall file with the SEC an amendment to its Schedule 13D, as most recently amended on April 11, 2017, in compliance with Section 13 of the Exchange Act, reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D”). The Schedule 13D shall be consistent with the Press Release and the terms of this Agreement. Mill Road shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(c) No later than two (2) Business Days following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K, reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the Press Release and the terms of this Agreement. The Company shall provide Mill Road and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of Mill Road and its Representatives.

8. Compliance with Securities Laws. Mill Road acknowledges that the U.S. securities laws generally prohibit any person who has received material, non-public information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9. Affiliates and Associates. Each Party shall cause its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a Party, if such Affiliate or Associate is not a Party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a Party to the same extent as a Party to this Agreement.

10. Representations and Warranties.

(a) Mill Road represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by Mill Road, constitutes a valid and binding obligation and agreement of Mill Road and is enforceable against Mill Road in accordance with its terms. Mill Road represents and warrants that, as of the date of this Agreement, Mill Road’s Ownership is 463,072 shares of the Class A Common Stock, Mill Road has voting authority over such shares, and Mill Road owns no Synthetic Equity Interests or any Short Interests in the Company. Mill Road represents and warrants that it has not formed, is no member of, any group with any other person (other than the members of the group formed pursuant to Mill Road’s Schedule 13D filed with the SEC) and does not act in concert with any other shareholder of the Company.

(b) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms and that prior to the execution of this Agreement, consistent with its fiduciary duties, the Board approved the Mill Road Designees.

11. Termination. This Agreement shall remain in effect until terminated by either Party. This Agreement cannot be terminated prior to the date that is forty-five (45) days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2018 annual meeting of shareholders pursuant to the Company’s bylaws as in effect as of the date of this Agreement. After such date, each Party shall have the right to terminate this Agreement by giving five Business Days’ prior written notice to the Other Party (the effective date of such termination, the “Termination Date”). Upon the Termination Date, this Agreement shall become null and void, but no termination shall relieve any Party from liability for any breach of this Agreement prior to such termination.

12. Expenses. The Company shall reimburse Mill Road for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Mill Road’s involvement at the Company prior to the execution of this Agreement up to $200,000 in the aggregate.

13. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, with written confirmation of receipt; upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending; one (1) day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:

Ecology and Environment, Inc.

368 Pleasant View Drive

Lancaster, NY

Attention: Legal Department

Facsimile: 716-684-0844

If to Mill Road:

Mill Road Capital Management LLC

382 Greenwich Avenue, Suite One

Greenwich, Connecticut 06830

Attention: Justin Jacobs

Facsimile: 203 621-3280

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

Attention: Kai H. Liekefett, Esq., Lawrence S.

Elbaum, Esq.

Facsimile: 212.237.0100

with a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Paul Bork, Esq.

Facsimile: 617 832-7000

14. Governing Law; Jurisdiction. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each Party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the Other Party hereto or its successors or assigns, shall be brought and determined exclusively in any federal court located in the Western District in the State of New York or New York state court located in Erie County. Each Party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each Party hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15. Specific Performance. Each of Mill Road, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the Other Party would occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Mill Road, on the one hand, and the Company, on the other hand (each, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the Other Party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 16 shall not be the exclusive remedy for any violation of this Agreement.

16. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any person or entity referred to in this Agreement; (b) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (c) the terms “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Representatives” means a person’s Affiliates and Associates under its control and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; (f) the term “Other Party” means (i) with respect to the Company, Mill Road, and (ii) with respect to Mill Road, the Company; (g) the term “SEC” means the U.S. Securities and Exchange Commission; (h) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (i) the term

“Shareholder Meeting” means each annual or special meeting of shareholders of the Company, or any other meeting of shareholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; and (j) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (1) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (2) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (3) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions. In this Agreement, unless a clear contrary intention appears, (A) the word “including” (in its various forms) means “including, without limitation;” (B) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (C) the word “or” is not exclusive; (D) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (E) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17. Miscellaneous.

(a) This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b) This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the Other Party. Any purported assignment without such consent is void. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

(d) Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

MILL ROAD CAPITAL, II L.P. By: Mill Road Capital GP, LLC Its General Partner
By:	/s/ Justin Jacobs
Name:	Justin Jacobs
Title:	Management Committee Director

MILL ROAD CAPITAL II GP LLC
By:	/s/ Justin Jacobs
Name:	Justin Jacobs
Title:	Management Committee Director

MILL ROAD CAPITAL MANAGEMENT LLC
By:	/s/ Justin Jacobs
Name:	Justin Jacobs
Title:	Management Committee Director

/s/ Justin C. Jacobs
Justin C. Jacobs

Signature Page to Cooperation Agreement

ECOLOGY AND ENVIRONMENT, INC.
By:	/s/ Frank B. Silvestro
Name:	Frank B. Silvestro
Title:	Chairman, Ecology and Environment, Inc. Board of Directors

Signature Page to Cooperation Agreement

Exhibit A

Mutual Press Release

ECOLOGY AND ENVIRONMENT, INC. REACHES AGREEMENT WITH

MILL ROAD CAPITAL

Resolves Proxy Contest Amicably

LANCASTER, NY, April 19, 2017 – Ecology and Environment, Inc. (NASDAQ: EEI) (“E & E” or the “Company”) today announced that it has reached an agreement (the “Agreement”) with Mill Road Capital and its affiliates (collectively “Mill Road”), which own approximately 15.43% of outstanding shares of E & E’s Class A common stock, to amicably resolve the proxy contest between the Company and Mill Road.

Under the Agreement, two individuals previously nominated by Mill Road, Messrs. Justin Jacobs and Michael El-Hillow, will join the Board as Class A Directors following the 2017 Annual Meeting of Shareholders, which will be held as scheduled at 9:00 a.m., Eastern Daylight Savings Time, on Thursday, April 20, 2017. Mr. Jacobs will be joining the Governance, Nominating and Compensation Committee, and Mr. El-Hillow will be joining the Audit Committee.

“We are pleased to have reached a resolution with Mill Road as we continue to focus the Company on achieving profitable growth,” said Frank J. Silvestro, E & E Chairman. “We will work with Messrs. Jacobs and El-Hillow as we further build on E & E’s long history of solving critical global environmental challenges. We have always welcomed shareholder input and are confident that all of the Company’s investors will benefit from the complementary perspectives of all of our new directors.”

Justin C. Jacobs, Managing Director of Mill Road stated, “We believe in the tremendous opportunity represented by E & E and are committed to working constructively on the Board to continue to focus on initiatives aimed at enhancing growth and efficiency. We appreciate the steps the Company has already taken to drive growth and enhance shareholder value, and are squarely focused on strengthening the Company’s market leadership. Mill Road is also committed to honoring E & E’s legacy of protecting the environment and dedication to its employees.”

As part of the Agreement, Mill Road has agreed to certain standstill restrictions and other customary provisions. The full Agreement will be included as an exhibit to a Current Report on Form 8-K filed by E & E with the Securities and Exchange Commission.

Vinson & Elkins LLP, Ellenoff Grossman & Schole LLP and Gross Shuman Brizdle & Gilfillan P.C. are serving as legal counsel to Ecology and Environment, Inc. Foley Hoag LLP is serving as legal counsel to Mill Road.

About Ecology and Environment, Inc.

Ecology and Environment, Inc. (“E & E” or the “Company”) is a global network of innovators and problem solvers, dedicated professionals and industry leaders in scientific, engineering, and planning disciplines working collaboratively with clients to develop technically sound, science-based solutions to the leading environmental challenges of our time. We have worked with clients on thousands of projects in more than 120 countries, including some of the most complex, high-profile projects in the world.

For projects across a broad range of market sectors, we bring a proactive, collaborative approach and a comprehensive understanding of both the natural and regulatory environment. We establish trust and credibility with every relationship we build and every project we complete. We work with integrity and invest in truly understanding our clients, their challenges, their opportunities, and their business objectives. In doing so, we are able to transcend the traditional client-consultant relationship and act as valued strategic advisors, providing clients with a clear line of sight to their goals.

Our U.S. offices are headquartered and incorporated in New York State. We are listed on the NASDAQ Stock Exchange (“NASDAQ”) under the ticker symbol “EEI.”

About Mill Road Capital

Mill Road Capital (“Mill Road”) is a private investment firm focused on investing in and partnering with publicly traded micro-cap companies in the U.S. and Canada. The firm has flexible, long-term capital with the ability to purchase shares in the open market, buy large block positions from existing shareholders, provide capital for growth or acquisition opportunities, or execute going-private transactions. The firm has raised approximately $670 million of aggregate equity capital commitments and has offices in Greenwich, CT and the San Francisco Bay Area. More information can be found at http://www.millroadcapital.com.

Forward Looking Statements

Information presented in this communication contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. All statements relating to events or results that may occur in the future, including, but not limited to, current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management, the Company’s future costs of solicitation, record or meeting dates, compensation arrangements, business objectives, company policies, corporate governance practices as well as capital and corporate structure (including major shareholders, board structure and board composition), are forward-looking statements. Forward-looking statements generally can be identified by words such as “expect,” “will,” “change,” “intend,” “target,” “future,” “anticipate,” “to be,” “goal,” “project,” “plan,” “believe,” “seek,” “estimate,” “continue,” “may,” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Those factors include, but are not limited to, (i) general economic and business conditions; (ii) changes in market conditions; (iii) changes in regulations; (iv) actual or potential takeover or other change-of-control threats; (v) the effect of merger or acquisition activities; (vi) changes in the Company’s plans, strategies, targets, objectives, expectations or intentions; and (vii) other risks, uncertainties and factors indicated from time to time in the Company’s reports and filings with the SEC including, without limitation, most recently the Company’s Annual Report on Form 10-K for the period ended July 31, 2016, under the heading Item 1A - “Risk Factors” and the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company does not intend, and undertakes no obligation to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance or otherwise. Each forward-looking statement contained in the Company’s proxy statement is specifically qualified in its entirety by the aforementioned factors. You are advised to carefully read the Company’s proxy statement in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions.

Important Additional Information

E & E, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s annual meeting of shareholders scheduled to be held on April 20, 2017. The Company has filed a definitive proxy statement and proxy cards with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants in this solicitation by the Company, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed by the Company with the SEC. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available for no charge at http://www.proxydocs.com/EEI, by writing to the Company at 368 Pleasant View Drive, Lancaster, NY 14086 or by calling the Company’s proxy solicitor, D.F. King, at 1 (800) 628-8536.